TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (“AGREEMENT”) IS ENTERED INTO ON THIS 25th DAY OF JULY, 2012 BY AND BETWEEN, GE CF MEXICO, S.A. DE C.V., AS LENDER (“LENDER”) AND NEXUS MAGNETICOS DE MEXICO, S. DE R.L. DE C.V., AS BORROWER ( “BORROWER”).

RECITALS

I.              Borrower makes the following representations:

(a)	It is a Mexican mercantile company legally in existence pursuant to the laws of Mexico;

(b)	The execution and performance of this agreement does not violate (i) its bylaws, (ii) any contract, agreement, license or order, (iii) any law, regulation, or order whether judicial or administrative;

(c)	Its legal representatives possess sufficient and proper authority to bind it to the terms of this agreement;

(d)	As of the date hereof, there are no pending or threatened claims or proceedings, whether judicial or extrajudicial, which affect or could affect the validity of this agreement; and

(e)	The resources which it uses for its operations derive from legal means.

II.            Lender makes the following representations:

(a)	It is a Mexican mercantile company legally in existence pursuant to the laws of Mexico;

(b)	The execution and performance of this agreement does not violate (i) its bylaws, (ii) any contract, agreement, license or order, (iii) any law, regulation, or order whether judicial or administrative;

(c)	Its legal representatives possess sufficient and proper authority to bind it to the terms of this agreement;

Pursuant to the foregoing, the parties agree as follows:

ARTICLES

FIRST.- Defined Terms.

“Asset or Assets” means, with respect to any Person, the sum of their assets and rights, including but not limited to the plant, equipment, machinery, and real property.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with said Person. For purposes of this Agreement, control means the authority to determine the administration and the policies of said Person, directly or indirectly, whether by means of controlling voting stock, of having the authority to designate most of the members of the board of administration by contract or any other manner.

1

“Governmental Authority” means any agency which exercises administrative, executive, legislative, judicial or regulatory authority of or relating to the government.

“Trust Assets” means the machinery contributed in accordance with the Trust Agreement to secure the Loan.

“Substantially Adverse Change” means any change of any nature which substantially and adversely affects the financial or operating condition or the results, business or property of said Person, as well as the fact that this Agreement or any Loan Document becomes illegal, null or not exercisable, and as a result of such, it would be impossible for the Borrower to perform its obligations in accordance with this Agreement or any Loan Document.

“Net Worth” means with respect to any Person, the difference between the Assets of said Person, and the Total Liabilities of said Person.

“Trust Agreement” means the irrevocable guaranty trust agreement, which is or shall be executed by the Borrower and Jefferson Electric, Inc., as trustors, Banco Invex, Sociedad Anónima, Institución de Banca Múltiple, Invex Grupo Financiero, Fiduciario, as trustee, and Lender as primary trust beneficiary, by means of which the Borrower and Jefferson Electric, Inc. transfer title to the Trust Assets in favor of the trustee, in order to guaranty each and every one of the Secured Obligations.

“Loan” means the term loan that the Lender shall put at the disposition of the Borrower during the Availability Period, in one or several disbursements of Funding, pursuant to the terms of this Agreement, in a total principal sum of up to $1,652,805.00 U.S. Dollars (One Million Six Hundred Fifty-two Thousand Eight Hundred Five 00/100 Dollars); with the understanding that said amount does not include any amounts of interest, commission, expenses or any other amounts (aside from the unpaid principal balance) payable by the Borrower to the Lender in accordance with this Agreement, the Promissory Notes or any Loan Documents.

“Work Day” means any day that is not Saturday or Sunday, a holiday or any other day that the banks located in New York City, New York, United States of America, or Mexico City, Federal District, Mexico are authorized or required to close.

“Funding” means each one of the disbursements of money which the Borrower makes and adds to the Loan during the Availability Period, which collectively make up the Loan.

“Loan Documents” means this Agreement, the Promissory Notes, the Trust Agreement, as well as any other contract, agreement, document, instrument or certificate relating to the same or which shall be signed and delivered to the Lender in accordance with the same.

“Dollars” or “U.S.D. $” means Dollars, legal currency of the United States of America.

“Cash Equivalent” means bank deposits and other accounts receivable with a maximum term of 90 days or other values which can be sold within thirty (30) days.

“Date of Funding” means the date on which the Borrower makes the disbursements of Funding of the Loan within the Availability Period as long as each and every one of the conditions in Clause Eleven of this Agreement has been satisfied.

2

“Date of Execution” means the date of execution of this Agreement.

“Due Date of Interest Payment” means the due date of interest payment of any Funding which shall occur on the 1st day of each calendar month, beginning with the 1st day of the month following the date of the respective Funding.

“Capital Expenditures” means with respect to any person and for any period, the sum of all expenses not financed during said period, that pursuant to GAAP, are required to be included or should be reflected in the balance sheet of such Person with respect to the equipment, Assets, real estate or improvements, or for replacement or substitution of such or additions to the same.

“Encumbrance” means, with respect to any Asset, any mortgage, encumbrance, pledge, trust, real guaranty, affectation or limitation of ownership of any kind with respect to said Asset. It shall be understood that an asset is subject to an Encumbrance if it has been acquired by means of a conditional purchase agreement, when the condition has not been satisfied, a purchase agreement with a reservation of ownership so long as the reservation continues, a financial lease so long as the option to acquire the asset has not been exercised or a similar agreement regarding said Asset which means that ownership has not been acquired in an irrevocable and unconditional manner.

“Taxes” means the contributions, advantages and other accessories of the same, as defined in articles 2 and 3 of the Fiscal Code of the Federation and which are determined by the treasury authorities in Mexico, as well as any other tax, contribution, or fiscal charge which is determined by the fiscal authorities or any jurisdiction other than Mexico; with the understanding that only for purposes of Clause Eighth, the term “Taxes” excludes income taxes or other taxes on the world-wide income of Lender.

“Investments” means any advance, loan, expenditure, extension of credit or contribution to capital or acquisition of shares, membership interests or debt instruments or long term values or any other interest or any other long-term investment in any Person.

“Secured Obligations” means each and every one of the payment or other obligations of the Borrower arising from or relating to the Loan Documents.

“Promissory Note” means each promissory note executed by Borrower in favor of Lender, documenting the obligation of the Borrower to pay the Lender the principal amount of each disbursement of Funding and the corresponding interest, utilizing the form of the promissory note attached hereto as Exhibit “A”.

“Total Liabilities” means at any time and in accordance with GAAP, the Assets less Net Worth of the respective Person.

“GAAP” means at any time, the generally accepted accounting principles in the United States of America which are effective on such date and applied consistently.

“Availability Period” means the period of time in which the Borrower may make a disbursement of Funding of the Loan subject to the terms and conditions of this Agreement, which begins on the Date of Execution and ends on July 30, 2012.

“Interest Period” means, with respect to any Funding, (a) initially the period which began on the Date of Funding applicable to said disbursement of Funding and ends on the last day of the calendar month immediately following the Date of Funding; and (b) thereafter, each period that starts on the last day of the immediately preceding Interest Period and which ends one month after said date; with the understanding that no Interest Period shall end after the last Due Date of Principal Payment of the respective disbursement of Funding.

3

“Person” means any individual or entity, trust, Governmental Authority or any other entity of any other nature.

“Interest Rate” means, with respect to each Interest Period, an annual rate equivalent to 6.93%.

“LIBOR Rate” means, on the date of the corresponding determination, the applicable interbank rate of London for deposits in Dollars for a one (1) one month period, that appears in the Wall Street Journal or in the absence on Page 3750 of the Tielnate Service (or any other page that replaces Page 3750) as of 11:00 a.m. London time of the first day of any Interest Period;

SECOND.- Issuance of the Loan. In accordance with the terms of this Agreement and subject to the satisfaction of the conditions mentioned herein, Lender agrees to put the Loan at the Borrower’s disposition, in one or several disbursements of Funding, on any Work Day within the Availability Period; with the understanding that (i) the principal amount of the Loan does not include any amount whatsoever for interest, commissions, expenses or any other amounts (other than the outstanding principal balance) payable by the Borrower to the Lender in accordance with this Agreement or the Promissory Notes; (ii) the principal amount of the Funding shall at no time exceed the amount of the Loan; (iii) Borrower shall not dispose, again, of any principal amount of the Loan which had already been paid to the Lender (whether on the maturity date, upon acceleration or in any other manner) in accordance with this Agreement; (iv) once the Availability Period has terminated, any unused portion of the Loan shall be cancelled as well as the rights of the Borrower to utilize said portion of the Loan; and (v) Borrower agrees to invest such amount of the Loan exclusively to extend a loan to its Affiliate, Jefferson Electric, Inc., so that it can pay off the entire balance of a Term Loan issued by Johnson Bank and make a payment in its capacity as borrower, in accordance with a Revolver Note, such loans which were granted by Johnson Bank to Jefferson Electric, Inc., being described and defined in that certain Loan and Security Agreement dated January 2, 2008, as such agreement has been modified and amended from time to time. The funding obtained from such Term Loan and said Revolver Note were utilized by Jefferson Electric, Inc. principally to provide the required equipment, working capital and to finance other aspects of the maquiladora operations of Nexus Magnéticos de México, S. de R.L. de C.V. in Reynosa, Tamaulipas, México.

THIRD.- Terms and Conditions for the Request for Funding. (a) The Borrower shall, within the Availability Period and on the day that the Borrower would like to receive a disbursement of Funding of the Loan or prior to such period if the parties agree to something different (hereinafter the “Date of Funding”), submit a written request to Lender (the “Request for Funding”), which shall be prepared in accordance with the form attached hereto as Exhibit “B”.

(b)           If all of the conditions precedent in Article Eleven of this Agreement have been performed and satisfied, the Lender shall put at the Borrower’s disposition, on the Date of Funding, the principal amount of the disbursement of Funding of the Loan requested pursuant to said Request for Funding by means of an electronic transfer of funds in Dollars immediately available and in the bank account of the Borrower listed in the Request for Funding.

(c)           Each Request for Funding shall be irrevocable and binding on the Borrower, and the Borrower shall reimburse the Lender for expenses, if any, incurred by the Lender if the Borrower does not utilize the portion of the Loan which was requested on the Date of Funding stated in the respective Request for Funding (including if such disbursement of Funding cannot be made because the Borrower did not satisfy one of the conditions precedent in Clause Eleven of this Agreement) such as amounts paid or payable by Lender to finance such Funding.

4

FOURTH.- Documentation and Payment of the Disbursements of Funding. (a) Each disbursement of Funding made by Lender to Borrower pursuant to this Agreement shall be evidenced by means of a Promissory Note signed by Borrower in favor of Lender. Borrower acknowledges and agrees that the execution of a Promissory Note shall not be considered as payment of the Funding.

(b)           Borrower shall pay Lender the total principal balance of the Funding of the Loan in sixty (60) consecutive monthly amortized payments in the amounts and on the dates indicated in the respective Promissory Notes (each one being a “Due Date of Principal Payment”).

FIFTH.- Advance Payments of the Loan. Once the Availability Period has expired, Borrower may, at any time thereafter, make advance payments on the Loan, whether total or partial payments, by means of an irrevocable notice delivered by Borrower to Lender at least ninety (90) calendar days in advance of such advance payment. Such notice shall specify the date and amount of such advance payment toward the Loan (“Notice of Advanced Payment”). Notwithstanding the foregoing, in the event that Borrower desires to make an advance payment within a period of time of less than ninety (90) calendar days from the date of the Notice of Advanced Payment, Borrower shall specify the desired date of payment in the Notice of Advanced Payment and Lender shall exercise its best efforts to provide Borrower with all required information to accept such advanced payment within the period specified by Borrower. Such advanced payment shall be payable and may be demanded on a Due Date of Interest Payment; with the understanding that:

(i)	any advanced payment must be at least $100,000.00 US Dollars (One Hundred Thousand 00/100 Dollars or in multiples of $100,000 US Dollars (One Hundred Thousand 00/100 Dollars) in excess of such amount;

(ii)	along with such advanced payment, Borrower must also pay Lender all interest accrued but not paid on the principal amount of the Loan on the date of such payment; and

(iii)	Along with the advanced payment, Borrower shall also pay Lender the costs of breaking the sources of financing for the Lender, if such is the case, and a prepayment commission of (w) 3% of the principal amount of the Loan paid in advance on such date in the event that such advanced payment is made within the first year of the Date of Execution of this Agreement; (x) 2% of the principal amount of the Loan paid in advance on such date in the event that such advanced payment is made within the second year of the Date of Execution of this Agreement; (y) 1% of the principal amount of the Loan paid in advance on such date in the event that such advanced payment is made within the third year of the Date of Execution of this Agreement; and (z) 0.5% of the principal amount of the Loan paid in advance on such date in the event that such advanced payment is made within the fourth year of the Date of Execution of this Agreement. There will be no commission due for an advanced payment made within the fifth year of the Date of Execution of this Agreement.

Borrower shall pay Lender, for cost of breaking the funding, an amount equivalent to the difference between: (i) the net present value of the outstanding balance of the amortizations of principal and interest on the Loan, at the LIBOR Rate which is published on the date that the corresponding advanced payment is made; less (ii) the net present value of the outstanding balance of the amortizations of principal and interest on the Loan, at the LIBOR rate which is published on the corresponding Date of Funding; with the understanding that costs of breaking funding are only incurred when the calculation mentioned above results in a positive number.

5

SIXTH.- Interest. (a) The outstanding principal balance on the Funding of the Loan shall bear interest as of the corresponding Date of Funding and until the date that the unpaid principal balance of the disbursements of Funding are paid in full, at the applicable Interest Rate, which shall be payable on each Due Date of Interest Payment, plus Taxes which are incurred. Upon receiving such payments, Lender shall issue receipts to Borrower that comply with all applicable fiscal requirements and all applicable Legal Provisions.

(b)           The amount of any matured, unpaid principal from any Funding of the Loan or of any other amount (excluding taxes) which Borrower owes Lender in accordance with this Agreement or the Promissory Notes, shall accrue default interest from the date following the date of maturity until the date that said amounts are paid in full (during each day that such amount is unpaid), at an Interest Rate of 0.07% (zero point zero seven percentage points) per day. The default interests shall be payable on demand, along with the taxes incurred, if any.

(c)           All interest due and payable in accordance with this Agreement or the Promissory Notes shall be calculated based on a three hundred sixty (360) day year and a thirty (30) day month.

SEVENTH.- Payments. (a) All payments to be made by Borrower to Lender pursuant to this Agreement and the Promissory Notes shall be made without offset, deduction, or withholding of any kind, prior to 11:00 am (Mexico City time) on the date that such payments are due in accordance with this Agreement and the Promissory Notes, in Dollars and in immediately available funds, by means of deposit in or electronic transfer of funds to the Lender’s account in Dollars.-50257541, ABA 021001033 in Deutsche Bank Trust Company Americas, in New York City, New York, United States of America (hereinafter “Lender’s Account”), or in any other manner or place of which Lender notifies Borrower in writing.

(b)           In the event that a payment due date under this Agreement or the Promissory Notes falls on a day that is not a Work Day, then such payment shall be due on the Work Day immediately prior.

(c)           The parties agree that all payments made pursuant to this Agreement or any Loan Document shall be make exclusively by means of electronic transfers from loan institutions or international bank institutions or by means of check deposits, both from an account in the name of Borrower, and that no cash payments shall be accepted or payments made by means of checks issued by a third party (not Borrower) or transfers from money exchange businesses.

EIGHTH.- Taxes. (a) Principal, interest and all amounts payable by Borrower pursuant to this Agreement, the Promissory Note or any other Loan Document, shall be made without any deductions for any Taxes due on such amounts. If at any time any Governmental Authority imposes, determines or charges any Taxes on this Agreement, the Promissory Note or any other Loan Document, or on the amounts payable by Borrower pursuant to his Agreement, the Promissory Note or any other Loan Document, Borrower shall (i) make prompt payment to such Governmental Authority, on behalf of Lender, of the amount of such Tax, (ii) make prompt payment to Lender for additional amounts required to ensure that Lender receives that full amount that it would have received if such Taxes had not been paid, and (iii) immediately deliver to Lender the original receipts and other satisfactory evidence of the payment of any Tax.

(b)           Lender shall immediately notify Borrower of any requirement, notice, demand for payment or any other notice that it receives from any authority relating to any Taxes, so that Borrower can attend to such requirement, notice or demand for payment promptly and pay said Tax and hold Lender free of said requirement, notice or demand, with the understanding that, upon prior written request by Borrower, Lender shall deliver to Borrower any document that Lender possesses and which Borrower requires with respect to any proceeding relating to said requirement, notice or demand for payment.

6

(c)           Borrower’s obligations under this Article shall remain in full force and effect for 5 years from the date of the corresponding fiscal loan.

NINTH.- Commissions. Borrower shall deduct from the Loan to be granted to Lender, the following Commissions, which Borrower shall retain as payment:

(a)	One the Date of Execution, an initiation commission of $16,528.05 US Dollars (Sixteen Thousand Five Hundred Twenty-Eight and 05/100 Dollars), corresponding to 1% (one percent) of the total amount of the Loan, plus the value added tax.

Upon withholding or receipt of payment for any commission due pursuant to this Article Nine, Lender shall issue an invoice to Borrower which complies with all applicable fiscal requirements and all applicable Legal Provisions.

TENTH.- Legal Requirement; Illegality; Indemnification. (a) If after the Date of Execution (1) there is a modification to or passage of any law, regulation, circular, decree or any other legal provision which is obligatory for Lender or for any of its offices which handle the administration and financing of the Loan ( “Legal Provisions”); or (2) the interpretation of the Legal Provisions changes, and as a result it is illegal for Lender to Fund the Loan or to legally maintain the Loan, the parties will negotiate in good faith beginning on the Work Day following the date on which the Lender notifies the Borrower in writing that one of the conditions in items (1) or (2) has occurred, so that within thirty (30) calendar days (“Negotiation Period”) the terms and conditions of the Loan or this Agreement can be modified as necessary in order to eliminate such illegality. If the parties do not reach an agreement on the modification of the Loan or this Agreement within the Negotiation Period, Borrower agrees, upon the request of Lender, to pay, in advance, the unpaid balance of the Loan (without payment of the advanced payment commission referenced in section (iii) of the first paragraph of Article Fifth of this Agreement), along with the accrued interest and the Lender’s costs of breaking the source of financing, if any, within one hundred and twenty (120) calendar days following the date on which the Negotiation Period ends. Likewise, if the Availability Period has not expired, the obligations of the Lender to Fund the Loan shall expire without notice or liability to Lender.

(b)           If after the Date of Execution, any Legal Provision is modified or the interpretation of any Legal Provision is changed by any competent Governmental Authority or if any event not caused by Lender (subject or not to Borrower’s control) and as a result of any of the foregoing, Lender’s costs of Funding or maintaining the Loan, or if the amounts received or to be received by Lender are decreased, as a result of 1) Lender being subjected to a tax of any kind whatsoever with respect to this Agreement or the Loan Documents or a change in the basis of taxation to Lender of principal, fees, interest or, any other amount payable hereunder or under the Loan Documents (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office); 2) any additional reserve, special deposit, assessment or similar requirement being imposed on Lender; or 3) any other condition being imposed on Lender with respect to this Agreement or any other Loan Document, Borrower shall pay, upon Lender’s written request, on the last day of the effective Interest Period, the additional amounts required to compensate Lender for said increase in costs or decrease in revenue. Lender shall specify the causes of the increase in costs or decrease in revenues in the written request by Lender referenced in this Article Tenth, subsection (b), as well as the respective calculations, which shall be binding on Borrower, except for a manifested error. Borrower may at its option exercisable in its sole discretion upon receipt of any such written request by Lender make a total or one or more partial advance payments on the Loan in accordance with the provisions of Article Fifth of this Agreement, provided, however, that i) such advanced payment does not necessarily have to be payable on a Due Date of Interest Payment; ii) the minimum advance period for delivery of the notice of Advanced Payment shall be thirty (30) calendar days, or less, if so specified in Borrower’s notice, subject to Lender’s ability to provide any required information and accept the advanced payment in such shorter period in the exercise of its best efforts; and iii) provided further, that the provisions of subparagraph i) and iii) of Article FIFTH shall not apply and accordingly, the Lender acknowledges that no prepayment penalty of any kind or character will apply if Borrower elects to make a total advance payment or a series of partial advance payments in view of Lender’s written request for additional amounts required to compensate Lender for an increase in costs or decrease in revenue under this Article Tenth.

7

(c)           Lender shall make all commercially reasonable efforts to avoid an illegality or increase or costs or decrease in revenue, by means of a change in administrative offices of the Loan, without any cost to Lender

ELEVENTH.- Conditions Precedent to Funding the Loan. The parties expressly agree that the obligation of the Lender to put the Loan at the Borrower’s disposition and the Borrower’s right to the first disbursement of Funding of the Loan pursuant to this agreement are conditioned upon the total and timely completion and satisfaction (in a manner acceptable to Lender) of the following conditions precedent:

(a)	Security. On the Date of Execution and at any time thereafter upon the request of Lender, Borrower shall issue the security in accordance with Article Twelfth of this Agreement or any Loan Document; with the understanding that the Trust Assets shall be subject to a security interest given by Borrower in favor of Lender no later than the Work Day following the respective Date of Funding the Loan.

(b)	Loan Documents. On the Date of Execution Lender shall have received the following from Borrower:

(i)	An original of this Agreement, signed by Borrower.
(ii)	An original of the Promissory Note, signed by Borrower.
(iii)	An original of the Trust Agreement.

(c)	Financial Statements. On or prior to the Date of Execution, Lender shall have received the following from Borrower:

(i)	a copy of the audited financial statements of Jefferson Electric, Inc. for fiscal year 2011, including the notes on the same, the general balance, the statements of results, the statement of changes in net worth and the statement of changes in the financial situation for said fiscal year, if applicable; and

(ii)	a copy of the quarterly unaudited financial statements of Jefferson Electric, Inc. through March 31, 2012, including the general balance, the statements of results (including the amount of depreciation and amortization), the statement of changes in the financial situation for said period, establishing comparative figures with the same period of the preceding fiscal year, certified by the principal financial officer of Jefferson Electric, Inc., as complete, correct and adequate in all important aspects, as being the financial situation of Jefferson Electric, Inc., and as being up to date (subject to the normal audit adjustments at year end).

(d)	Absence of an Event of Default. On and after the Date of Funding and Event of Default shall not occur or continue.

8

(e)	Insurance Policies. On the Date of Funding, Lender shall have received from Borrower a copy of the insurance policies maintained by Borrower in accordance with the terms of this Agreement as well as in relation to Trust Assets which are given as security for this Loan, with endorsements in favor or Lender as a preferred beneficiary.

(f)	Request for Funding. On the Date of Funding Lender shall have received from Borrower one Request for Funding for the Funding of the Loan which the Borrower desires to make.

(g)	Promissory Note. On the Date of Funding Lender shall have received from Borrower the original Promissory Note signed by Borrower in favor of Lender, documenting the amount of the first disbursement of Funding of the Loan.

(h)	Commissions; Fees and Expenses. On the Date of Execution Lender shall have received from Borrower payment for (1) all of the commissions described in Article Ninth of this Agreement, (2) all costs and expenses of the Lender relating to the issuance, administration, processing and implementation of the Loan, including expenses relating to appraisals and environmental studies or engineering and (3) all expenses and legal fees of advisors of Lender, which the Lender hereby acknowledges having received to its complete satisfaction.

(i)	Other Documents. On the Date of Funding, Lender shall have received from Borrower all other documents and authorizations which are reasonably required in writing by Lender in relation to this Agreement and the other Loan Documents.

TWELFTH.- Pledge of Cash. As security for the full and timely payment of each and every one of the Secured Obligations, and in accordance with section I of article 334 of the General Law of Instruments and Credit Transactions, Borrower gives, in favor of Lender, a pledge on cash (“Pledge of Cash”) in the amount of $165,280.50 US Dollars (One Hundred Sixty-five Thousand Two Hundred Eighty and 50/100 Dollars), which Borrower herein retains by means of a deduction of such sum from the Loan to be granted by Lender to Borrower. The Pledge of Cash shall be transferable property in terms of article 336 of the General Law of Instruments and Credit Transactions. Borrower expressly agrees and accepts that the Pledge of Cash (a) will not generate interest and may be comingled with the general funds of the Lender in the manner in which the Lender deems reasonable; and (b) it will not release, reduce or in any way modify the obligations of the Borrower (whether of payment or of any other nature) in accordance with this Agreement, the Promissory Notes or any other Loan Document, nor cure any default by Borrower based on the same. Borrower expressly and irrevocably authorizes Lender to apply the Pledge of Cash to the payment of any past due obligation of the Borrower in accordance with this Agreement, the Promissory Notes or any other Loan Document. In accordance with article 337 of the General Law of Instruments and Credit Transactions, the parties agree that the execution of this Agreement shall serve as a receipt by the Lender of the Pledge of Cash. The Pledge of Cash created in this Article has been issued in accordance with section I of article 334 of the Law and it shall be governed by the provisions contained in Title Two Chapter IV Section Sixth of said Law. Likewise, Borrower and Lender acknowledge and agree that the provisions contained in Title Two Chapter IV Section Seventh of the Law shall not apply to this Agreement. In the event Lender applies part of the Pledge of Cash pursuant to this paragraph, Borrower shall within ten (10) Work Days following the date the Pledge of Cash was applied to the past due payment, restore an additional amount, until the total amount of the Pledge of Cash is equal to the amount indicated in this Clause Twelfth. Once each and every one of the Borrower’s obligations, pursuant to this Agreement, the Promissory Notes or any Loan Document have been performed in their totality and subject to there being no default with respect to the same, Lender shall reimburse to Borrower any remaining balance of the Pledge of Cash within the ten (10) Work Days following the date of full performance of each and every one of said obligations.

9

THIRTEENTH.- Obligations to be Performed. From the Date of Execution and until such time as (1) each and every one of the disbursements of Loan Funding have been paid, in their entirety; and (2) each and every one of the obligations arising from, relating to or in accordance with this Agreement, the Promissory Note or the other Loan Documents have been satisfied and completed in their entirety, the Borrower agrees (unless Lender has agreed otherwise), to:

(a)           Information. Deliver to Lender:

(1)	as soon as possible, within five (5) Work Days following the occurrence of any Event of Default, a certification signed by the principal financial officer of the Borrower, with a description of the nature and scope of the same, as well as the actions or measures taken or proposed in order to cure said Event of Default; and

(2)	as soon as it is initiated, but in all events within five (5) Work Days following the summons or notice of any action, demand or proceeding in which the Borrower is involved and which it has or which can be expected to have with the passage of time, a Substantially Adverse Change in the Borrower, a certification signed by an authorized officer of the Borrower, with a description of the nature and scope of said action, demand or proceeding and the actions or measures taken or proposed with respect to the same.

(b)	Accounting; Inspection. Keep and maintain adequate books and accounting ledgers in which complete, true and correct entries shall be made in accordance with GAAP. Lender (or any person or persons designated by Lender) shall have the right to visit any business place of the Borrower, once a year, during Work Days and during regular office hours, by means of at least five (5) days advance written notice to borrower, when it is reasonably necessary, (except in the event of an existing Event of Default, in which case advance notice shall not be required and to the extent that it be reasonably necessary, Lender [or any person or persons designated by Lender] shall have the right to visit any business place of the Borrower, in case that an Event of Default occurs or continues, during Work Days and during regular office hours), without interfering with or hindering the operations of the Borrower, to examine, inspect and review all and any part of the assets, books, ledgers, or any other information of Borrower, being able to obtain copies of any of the Borrower’s information with respect to said property or business; with the understanding nonetheless that each and every one of the reasonable costs and expenses, as evidenced by means of corresponding receipts and/or documentation, arising from or related to the foregoing shall be paid exclusively by Borrower.

(c)	Corporate Situation; Rights; Authorizations. Maintain in full force and effect its legal existence and corporate organization as a Mexican mercantile company, as well as all of the rights (whether from statutes or laws), licenses, authorizations, permits, notices, registrations and franchises which are considered relevant for its respective businesses.

(d)	Compliance with Laws. Observe and comply with all applicable laws, regulations, circulars, orders, decrees, and other rules, as well as with all applicable judgments, orders or restrictions imposed by any Governmental Authority.

(e)	Taxes. Present on time and in correct form, each and every Taxes return which shall be filed by Borrower in accordance with applicable legislation and pay, in its entirety, all Taxes, except for Taxes which are contested in good faith by means of appropriate proceedings and for which adequate reserves have been established in accordance with applicable law.

10

(f)	Maintenance of Trust Assets; Insurance. Obtain and maintain adequate insurance policies with nationally or internationally recognized insurance companies, with respect to all of its Assets, covering risks and for the amounts required in accordance with good business practices, considering the nature of the business they conduct and the location of its Assets; with the understanding that as relates to the insurance policies relating to the Trust Assets, Borrower shall notify the corresponding insurance companies in accordance with articles 109 and 110 of the Insurance Contract Law, indicating that said Trust Assets have been given as security for the Loan and therefore, such policies shall be endorsed in favor of Lender (or the Person indicated by Lender) for up to the total amount of the unpaid balance of the Loan and its accessories.

In the event that Borrower does not obtain the insurance policies pursuant to the preceding paragraph, Lender may, but is not obligated to, obtain such insurance policies and pay the corresponding premiums, and Borrower shall reimburse Lender for the expenses of paying such insurance premiums within five (5) Work Days following the date that Lender requests the reimbursement in of the premiums in writing. In the event Borrower does not pay Lender any amount due in accordance with this paragraph, Borrower shall pay default interest upon such amounts at the Interest Rate agreed upon in subsection (b) of Article Sixth of this Agreement.

(g)	Evidence of Filing of the Security Interests; Defense and Perfection of the Security Interest. (1) Deliver to Lender as soon as possible, within ninety (90) calendar days following the date of execution of the Trust Agreement, the original first testimony of the deed which contains and evidences such Trust Agreement with the seal or proof of filing from the Sole Registry of Security Interests in Personal Property, whichever applies; (2) defend the ownership of the Trust Assets given to secure the Loan in favor of the Lender in accordance with the Loan Documents, as well as the rights of the Lender arising from the Loan Documents; (3) execute and deliver to Lender those documents, and undertake any action that is reasonably necessary, that Lender requests in relation to the Trust Agreement in order to perfect, protect, and maintain the security established in accordance with the Trust Agreement, and (4) pay all costs and expenses, fees and filing fees arising from or in relating to the issuance and perfection of the security interests of the Loan or, the defense of the Trust Assets or rights which form part of the security for the Loan, given in accordance with the Trust Agreement.

(h)	Additional Acts. Execute and deliver to Lender those documents and undertake any action with respect to this Agreement or with the other Loan Documents, which Lender requests, in a reasonable manner, in order to perfect, protect and maintain the rights or interests of the Lender in accordance with this Agreement or in accordance with any other Loan Document, as well as pay all costs arising from or relating the foregoing.

FOURTEENTH.- Prohibited Actions. As of the Date of Execution and until such time as (1) each and every one of the disbursements of Loan Funding have been paid, in their entirety; and (2) each and every one of the obligations arising from, relating to or in accordance with this Agreement, the Promissory Note or the other Loan Documents have been satisfied and completed in their entirety, the Borrower agrees (unless Lender has not agreed otherwise), to:

(a)	Merger; Spin-off. Not to spin-off, merge, reorganize or consolidate with any other Person, not proceed to dissolution or liquidation, without prior written authorization from Lender, except for those mergers, reorganizations or consolidations between Borrower and its Affiliates.

(b)	Changes in the Nature of its Business. Not conduct or allow and change in the nature of or corporate purpose of its business without prior written authorization from Lender.

11

(c)	Sale of Assets. Not to sell, lease, assign, transfer or in any other way dispose of its Assets (tangible or intangible), whether present or future, without the prior written consent of Lender, except as follows:

(1)	the sale or disposition in the ordinary course of business of (i) obsolete or worn out Assets; and (ii) other obsolete Assets for the renovation of the same;

(2)	the sale of inventory in the ordinary course of business; and

(3)	sales between Borrower and its Affiliates in the ordinary course of business.

(d)	Encumbrances. Not create, establish or permit the existence of any Encumbrance on its property, real property or assets, whether present or future, without the prior written authorization of Lender, except for those Encumbrances with respect to Taxes which are not past due or which are contested in good faith by means of appropriate proceedings and for which corresponding reserves have been established in accordance with applicable law.

(e)	Liabilities. Not create, issue, incur, assume or permit the existence of Liabilities without the prior written authorization of Lender, except for those Liabilities incurred in the ordinary course of business of Borrower.

(f)	Distributions of Profit. Not declare or distribute profit or reimburse capital to its members or authorize or effectuate any other distribution, payment or delivery of property or cash to its members, nor amortize, withdraw, buy or in any other manner acquire, directly or indirectly, for any price, membership interests of any class of its capital or interests of any of its members or partners, now outstanding or which may be issued in the future, nor create or reserve funds for any of the aforementioned purposes, without prior written notice delivered to Lender at least five (5) days in advance.

(g)	Investments. Not purchase, maintain or in any way make any Investment when such amount exceeds Two Hundred Thousand 00/100 Dollars ($200,000.00 US Dollars), in any Person, without the prior written authorization of Lender.

(h)	Capital Expenditures. Not incur, make, or in any other way undertake any Capital Expenditures, without the prior written authorization of Lender, except those which arise in the ordinary course of business of Borrower.

(i)	Transactions with Affiliates. Not enter into any transaction with Affiliates, without the prior written authorization of Lender, if such transactions are not upon fair market value conditions and terms, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any administrative commission, consulting or similar commissions. Notwithstanding the foregoing, Lender recognizes and accepts that concurrently with the execution of this Agreement on the Date of Execution, Borrower enters into an inter-company loan agreement with its Affiliate, Jefferson Electric, Inc., for purposes of extending a term loan to such Affiliate for the purposes described in Clause Second of this Agreement.

FIFTEENTH.- Events of Default. If any of the events described as follows (each one an “Event of Default”) occurs or continues, Lender, may by means of a written notice delivered to Borrower (i) immediately accelerate the Loan and terminate its obligations to Fund the Loan in favor of Borrower pursuant to this Agreement; (ii) immediately accelerate the principal balance of the funded Loan pursuant to this Agreement, and accrued and unpaid interest for such and all other amounts payable pursuant to this Contract and the Promissory Note, or if applicable, any Loan Document which will become due and will be immediately payable, without the requirement of notice, presentation, demand, request, protest or any of the notifications of any nature, which Borrower herein expressly waives:

12

(a)	If the Borrower does not pay, when due or within five (5) Work Days following the due date, the principal amount and interest of any withdrawal from the Loan or of any Promissory Note or any other amount payable pursuant to this Contract; or

(b)	If any certification or document that the Borrower has delivered in compliance with its obligations arising from this Agreement or any other Loan Document that is false or incorrect at the time made and such falsehood is not cured within fifteen (15) Work Days from the date that Lender notifies Borrower; or

(c)	If (1) Borrower fails to comply with or abide by any of the terms, pacts, conditions, obligations or covenants contained under this Agreement, in the Promissory Note or in any other Loan Document that is not expressly provided for in any other subsection of this clause and if such noncompliance is not cured within ten (10) Work Days following the date it occurred; or (2) if Borrower fails to comply or observe any of the terms, pacts, conditions, obligations or covenants contained in any other contract, agreement or instrument executed by the Borrower with the Lender or any of its Affiliates in Mexico or abroad, and such breach is not cured within the cure period set forth in such contract, agreement or instrument, if any, for the loan or all or part of the Borrower’s goods or assets; or

(d)	If (1) Borrower breaches any of its payment obligations agreed upon or with respect to any liability, which amount is in excess of One Hundred Thousand 00/100 Dollars ($100,000.00 US Dollars), and if such breach is not cured within ten (10) Work Days following the date of such event or (2) Borrower stops complying with or abiding by any of the material terms, pacts, conditions, obligations or covenants contained in any other contract, agreement or instrument executed with any other Person which amount is in excess of One Hundred Thousand 00/100 Dollars ($100,000.00 US Dollars), and if such breach is not cured within ten (10) Work Days following the date of such event; or

(e)	If Borrower admits in writing its inability to pay its debts, or should it make a general assignment of goods for the benefit of creditors, or if Borrower is served and/or notified and has personal knowledge of such service of citation and/or notice, with respect to the filing of an action by or against Borrower of any bankruptcy proceeding, insolvency or similar proceeding. Notwithstanding the foregoing, Borrower shall have a period of sixty (60) Work Days following the date that it acquires personal knowledge of said service of citation and/or notice in order to cure such Event of Default; or

(f)	If any government authority or other Person (other than Lender) (1) confiscates, expropriates, seizes or assumes the custody or the control of all or part of the Trust Assets or all or an important part of the property or Assets of Borrower and Borrower has personal knowledge of such confiscation, expropriation, seizure or assumption of custody or control; or (2) displacement of the administration of Borrower or substantial limitation of the authority to operate its respective businesses and Borrower has personal knowledge of such displacement or limitation. Notwithstanding the foregoing, Borrower shall have a period of sixty (60) Work Days following the date that it acquires personal knowledge of such situation in order to cure such Event of Default; or

13

(g)	If any franchise, license, authorization or concession which is important to Borrower is terminated or modified substantially and said termination or substantial modification has or with the passage of time can have a Substantially Adverse Change on Borrower or a Substantially Adverse Change on the rights, actions and exceptions of the Lender in accordance with this Agreement or the other Loan Documents; or

(h)	If Borrower challenges the legality, validity or enforceability of this Agreement, of any Promissory Note, or of any other Loan Document, or if any third party challenges the legality, validity or enforceability of this Agreement, of any Promissory Note or of any other Loan Document and Borrower is served with citation and/or notified and has personal knowledge of such service of citation and/or notification. Notwithstanding the foregoing, Borrower shall have a period of sixty (60) Work Days following the date that it acquires personal knowledge of such challenge in order to cure such Event of Default; or

(i)	If Borrower stops paying, without justified reason, any Tax or fiscal Liability or the corresponding fees due to the Mexican Social Security Institute, or the National Housing Institute Fund for Workers or to the Retirement Savings Program or equivalent authorities in any relevant jurisdiction and if such default is not cured within ten (10) Work Days following such event; or

(j)	If any strike is initiated against Borrower and Borrower has personal knowledge of said strike. Notwithstanding the foregoing, Borrower shall have a period of sixty (60) Work Days following the date that it acquires personal knowledge of such strike in order to cure such Event of Default; or

(k)	If at any time the Borrower’s members stop being, directly or indirectly, the owners of the membership interests which represent at least 51% (fifty-one percent) of the corporate capital of Borrower.

SIXTEENTH.- General Provisions. (a) Lender reserves the right to restrict the Availability Period of the Loan or the amount of the Loan or both at the same time by means of a simple written notification addressed to the Borrower and thereby the right of such is to make use of the unused balance is limited or cancelled as of the date the notification is received.

(b)           Confidential Information. Borrower herein, expressly authorizes and empowers Lender to transfer, report or share all Confidential Information with any of the companies, entities, home office and all other affiliates and subsidiaries that form the financial and accounting organization of General Electric Company, both in Mexico and abroad, for referenced purposes of processes, approvals, monitoring, evaluating, statistics, financial projections, internal reports, and any other process related to whatever results necessary.

Lender herein agrees that it cannot disclose the Confidential Information, either partially or totally, to third parties, nor to any of its Affiliates of subsidiaries that do not form part of its financial and accounting organization, including but not limited to GE Energy, without prior written approval of Borrower, except as otherwise provided for in the preceding paragraph.

Confidential Information will be understood as the commercial or financial information that belongs to the Borrower, that has been disclosed in an oral, written, graphic or electromagnetic manner, and that is provided to Lender, including, but not limited to, the procedures, strategies, technical, financial and business information, customer lists or current potential members, business proposals, investment projects, plans, reports, marketing project or any other information that is private property  but excluding industrial secrets.

14

The term Confidential Information excludes such information that (1) has been obtained by Lender from a source that, after having made a reasonable investigation, has not been found to be subject to confidentiality restrictions; (2) has been developed independently or acquired by Lender without violating the provisions of this Contract; (3) has been disclosed by Lender with a prior written authorization from Borrower; and (4) is of public domain.

(c)           Addresses and Notices. The parties indicate the following notice addresses for all purposes relating to this Agreement and the Loan Documents:

Lender:

GE CF México, S.A. de C.V.

Avenida Antonio Dovalí Jaime 70, Torre A, Piso 5

Colonia Santa Fe

C.P. 01210, México, Distrito Federal

Attention:           Pedro Joe Isla Treviño, Legal Representative/Director of Risk Management

Borrower:

Nexus Magnéticos de México, S. de R.L. de C.V.

Sección 44 A Tercera Unidad del Bajo Río San Juan SN

Parque Industrial Reynosa, Reynosa Tamaulipas 88780

Attention:           Nathan J. Mazurek, Sole Administrator

With copy to:

Jefferson Electric, Inc.

9650 South Franklin Drive,

Franklin, WI, 53132-8847

Attention: Thomas David Klink, President

And with copy to:

Pioneer Power Solutions, Inc.

400 Kelby Street, 9th Floor,

Fort Lee, NJ, 07024, United States of America

Attention:           Andrew Minkow, CFO

All notices between the parties shall be in writing and delivered as follows (i) personally, with proof of receipt; (ii) by means of specialized couriers; or (iii) by certified mail, return receipt requested. All notices shall be given at the addresses and to the facsimile numbers indicated hereinabove, and shall be effective upon personal delivery or within three (3) Work Days following the date it was sent.

(d)           Costs and Expenses. Borrower agrees to pay all costs, expenses, and fees relating directly or indirectly or in relation to the preparation, execution, registration, perfection and amendment to this Agreement or the other Loan Documents.

15

(e)           Assignment. Borrower may not transfer or assign its rights or obligations under this Agreement of the other Loan Documents. Lender may assign this Agreement or any of the rights and obligations herein, upon prior written notice to Borrower with at least thirty (30) Work Days prior to the effective date of such assignment, by means of which Lender indicates the third party who will be the new lender under the Agreement.

(f)           Applicable Law and Jurisdiction. With respect to all matters relating to the interpretation or performance of this Agreement, it’s Exhibits or other documents relating hereto, the parties submit themselves to the applicable laws of Mexico and to the jurisdiction of the courts in Mexico City, the Federal District, waiving any other applicable jurisdiction.

The parties execute this agreement on the date indicated hereinabove.

Borrower: NEXUS MAGNETICOS DE MEXICO, S. DE R.L. DE C.V. By: /s/ Francisco José Peña Valdés Name: Francisco José Peña Valdés Title: Attorney-in-Fact	Lender: GE CF MEXICO, S.A. DE C.V. By: /s/ Pedro José Isla Treviño Name: Pedro José Isla Treviño Title: Attorney-in-Fact

16

EXHIBIT “A”

PROMISSORY NOTE

$1,652,805.00 USD

(One Million Six Hundred Fifty-two Thousand Eight Hundred and Five and 00/100 Dollars)

The undersigned borrower, NEXUS MAGNETICOS DE MEXICO, S. DE R.L. DE C.V. (the “Borrower”), a limited liability variable capital company duly established and validly existing in accordance with the laws of Mexico (“México”), by means of this promissory note (hereinafter the “Promissory Note”) unconditionally promises to pay to the order of GE CF MÉXICO, S.A. DE C.V. (the “Beneficiary”) in Beneficiary’s bank account number 50279310, ABA 021001033 that Beneficiary has at Deutsche Bank Trust Company Americas, in New York City, New York, United States of America (the “Beneficiary’s Bank Account”) or in any other account or place that Lender instructs in writing to Borrower, the principal amount of $1,652,805.00 US Dollars (One Million Six Hundred Fifty-two Thousand Eight Hundred and Five and 00/100 Dollars), which payments shall be made in sixty (60) consecutive monthly installments in the amounts and on the dates indicated herein below, (each a “Principal Payment Due Date”):

Number of Payments	Due Date of Principal Payment (Month/Day/Year)	Amount of Principal Payment Due (in US Dollars)
1	09/01/2012	$23,128.01
2	10/01/2012	$23,261.58
3	11/01/2012	$23,395.91
4	12/01/2012	$23,531.02
5	01/01/2012	$23,666.91
6	02/01/2013	$23,803.59
7	03/01/2013	$23,941.06
8	04/01/2013	$24,079.32
9	05/01/2013	$24,218.37
10	06/01/2013	$24,358.24
11	07/01/2013	$24,498.90
12	08/01/2013	$24,640.39
13	09/01/2013	$24,782.68
14	10/01/2013	$24,925.80
15	11/01/2013	$25,069.75
16	12/01/2013	$25,214.53
17	01/01/2013	$25,360.14
18	02/01/2014	$25,506.60
19	03/01/2014	$25,653.90
20	04/01/2014	$25,802.05
21	05/01/2014	$25,951.06
22	06/01/2014	$26,100.92
23	07/01/2014	$26,251.66
24	08/01/2014	$26,403.26
25	09/01/2014	$26,555.74
26	10/01/2014	$26,709.10
27	11/01/2014	$26,863.34
28	12/01/2014	$27,018.48

17

39	01/01/2014	$27,174.51
30	02/01/2015	$27,331.44
31	03/01/2015	$27,489.28
32	04/01/2015	$27,648.03
33	05/01/2015	$27,807.70
34	06/01/2015	$27,968.29
35	07/01/2015	$28,129.81
36	08/01/2015	$28,292.26
37	09/01/2015	$28,455.64
38	10/01/2015	$28,619.97
39	11/01/2015	$28,785.25
40	12/01/2015	$28,951.49
41	01/01/2015	$29,118.68
42	02/01/2016	$29,286.84
43	03/01/2016	$29,455.98
44	04/01/2016	$29,626.08
45	05/01/2016	$29,797.18
46	06/01/2016	$29,969.25
47	07/01/2016	$30,142.33
48	08/01/2016	$30,316.40
49	09/01/2016	$30,491.48
50	10/01/2016	$30,667.56
51	11/01/2016	$30,844.67
52	12/01/2016	$31,022.80
53	01/01/2016	$31,201.95
54	02/01/2017	$31,382.15
55	03/01/2017	$31,563.38
56	04/01/2017	$31,745.66
57	05/01/2017	$31,928.99
58	06/01/2017	$32,113.38
59	07/01/2017	$32,298.83
60	08/01/2017	$32,485.43

Borrower extends the time in which this Promissory Note may be presented for payment to six months after the date of the last Due Date of Principal Payment, in the terms of Article 128 of the General Law of Negotiable Instruments and Credit Transactions, without prejudice to the Beneficiary’s right to present this Promissory Note for payment prior to said date.

Borrower unconditionally agrees to pay, on each Due Date of Interest Payment (as defined herein below), from the date of the execution hereof to the date that the principal is paid in its entirety, interest upon the unpaid principal balance, at an annual interest rate of 6.93% (Six point Ninety-three percentage points) per annum, plus taxes which may be incurred as a result of the same.

Likewise, Borrower agrees to pay a default interest on matured unpaid principal amounts as of the date of such default in payment of principal or interest herein, as provided herein, and until such principal or interest payment is due, and continuing until said unpaid principal balance is paid in its entirety, at an annual interest rate of 0.07% (Zero point Zero Seven percentage points), which interest will be payable on demand plus taxes which may be incurred as a result of the same.

18

Interest under this Promissory Note is calculated based on a three hundred sixty (360) day year and thirty (30) day months.

All payments to be made by Borrower to the Beneficiary or holder hereof, in accordance with the provisions of this Promissory Note, whether toward principal, interest or for any other reason, shall be made without any offset or deductions, prior to 11:00 am (Mexico City time) on the date such payments are due in accordance with this Promissory Note, in US Dollars, legal currency of the United States of America, and in immediately available funds, to the Beneficiary’s Account or in any other account or place specified in writing by the Beneficiary or the holder hereof. The obligation of the Borrower to pay the principal of this Promissory Note, together with accrued interest and any other sums payable under it shall be fulfilled only by payment in Dollars, legal currency of the United States of America, outside the territory of Mexico, under the terms provided in this Promissory Note.

In the event that any payment to be made by the Borrower under this Promissory Note is due and payable on a day not a Work Day (as such term is defined below), then the expiration date of such payment shall be the Work Day immediately preceding such.

All payments to be made by the Borrower under this Promissory Note shall be free of and without deduction or withholding for or on account of, any taxes, fees, charges, assessments, charges, quotas, deductions or withholdings, present or future, assessed, imposed, collected, or retained by any governmental authority of any jurisdiction (the "Taxes"). If any such taxes are withheld from any amounts payable to the holder hereof, such amounts will be increased as necessary so that the holder of this Promissory Note receives (after payment of Taxes) interest or such other sums payable at the interest rates or in the amounts specified in this Promissory Note.

As used in this Promissory Note, the following terms have the following meanings:

“Work Day” means any day that is not Saturday or Sunday, a holiday or any other day that the banks located in New York City, New York, United States of America or Mexico City, Federal District, are authorized or required by law to remain closed.

“Due Date of Interest Payment” means the last day of each Interest Period.

“Interest Period” means (a) initially the period beginning the 25th day of July, 2012 and ending on the 1st day of August, 2012; and (b) thereafter, each period which begins on the last day of the immediately preceding Interest Period and which ends one (1) month after said date; with the understanding that (i) if any Interest Period ends on a day that is not a Work Day, said Interest Period shall end on the immediately preceding work day; and (ii) no Interest Period will end after the last Due Date of Principal Payment.

Borrower’s notice address for all purposes related to this Promissory Note: Sección 44 A Tercera Unidad del Bajo Río San Juan SN Parque Industrial Reynosa Tamaulipas 88780.

For all matters relating to the interpretation and enforcement of this Promissory Note, the parties herein are subject, expressly and irrevocably, to the applicable laws of the United Mexican States, and the jurisdiction of the competent courts in the Federal District, and waive, expressly and irrevocably, any other jurisdiction that may correspond to their respective domiciles, present or future, the location of their property or for any other reason.

19

Signed in Reynosa, Tamaulipas, on the 25th day of July, 2012

Borrower

NEXUS MAGNETICOS DE MEXICO, S. DE R.L. DE C.V.

By: /s/ Francisco José Peña Valdés

Name: Francisco José Peña Valdés

Title: Attorney-in-Fact

20

EXHIBIT “B”

FORM FOR REQUEST FOR FUNDING

[*] day of July 2012

GE CF México, S.A. de C.V.

Avenida Antonio Dovalí Jaime 70, Torre A Piso 5

Colonia Santa Fe

C.P. 01210, México, Distrito Federal

Attention: Director of Risk Management

Re: Request for Funding

With respect to the term loan agreement dated, 25th day of July 2012 (“Loan Agreement”), entered into by and between NEXUS MAGNETICOS DE MEXICO, S. DE R.L. DE C.V., as borrower (“Borrower”), and GE CF México, S.A. de C.V., as lender (“Lender”). Capitalized terms which are not expressly defined herein shall have the defined meaning in the Loan Agreement.

Borrower hereby notifies Lender, in accordance with Clause Third, subsection (a) of the Loan Agreement that it desires to request Funding of the Loan in accordance with the Loan Agreement subject to deductions and withholdings by the Lender with respect to the origination fee, the value added tax on the origination fee and the Pledge of Cash, in accordance with Clauses Ninth and Twelfth of the Loan Agreement and hereinbelow is the information relating to such disbursement of Funding:

(i)	Principal amount of Disposition requested: $1,652,805.00 US Dollars (One Million Six Hundred Fifty-two Thousand Eight Hundred and Five and 00/100 Dollars), which includes the deduction and withholding by the Lender of the origination fee in the amount of $16,528.05 US Dollars (Sixteen Thousand Five Hundred Twenty-eight 05/100 Dollars), the value added tax on the origination fee in the amount of $2,644.49 US Dollars (Two Thousand Six Hundred Forty-four 49/100 Dollars) and the Pledge of Cash in the amount of $162,280.50 US Dollars (One Hundred Sixty-two Thousand Two Hundred Eighty 50/100 Dollars);

(ii)	Date of Funding requested: 25th day of July, 2012;

(iii)	Bank account information where Borrower desires the principal amount of the loan minus the amount of the origination fee, minus the value-added tax of the origination fee and minus the amount of the Pledge of Cash, leaving a balance to be received of $1,471,351.96 US Dollars (One Million Four Hundred Seventy-one Thousand Three Hundred Fifty-one 96/100 Dollars) to be deposited:

Account Holder:	Nexus Magneticos de Mexico, S. de R.L. de C.V.
Bank:	Banco Mercantil del Norte, S.A.
Account Number:	072823006105691332
SWIFT:	MENOMXMT

21

Address:	Av. Revolucion #3000
Col. Primavera
Monterrey, N.L.
Mexico, C.P. 64830

Borrower herein certifies as follows: (a) each and every one of the conditions precedent mentioned in Article Eleven of the Loan Agreement have been completed and satisfied as of the date hereof or will be completed and performed s; and (b) no Event of Default has occurred or exists, nor shall result from the requested Funding.

Sincerely,

[*]

By: ________________________________________

Name: [*]

Title: Attorney-in-Fact

22